Exhibit 21.1
LIST OF SUBSIDIARIES
1.	Gold Industry Limited (“Gold Industry”) was established in the Cayman Islands as a limited liability company. Gold Industry is a wholly owned subsidiary of the Company.

2.	Gold Holy Industry Limited (“Gold Holy”) was incorporated in Hong Kong as a limited liability company. Gold Holy is a wholly owned subsidiary of the Company.

3.	Chongqing Ran Ji Industry Co., Ltd. (“Ran Ji”) was established in the PRC as a limited liability company. Ran Ji is a wholly owned subsidiary of the Company.